Exhibit 99.1

Rogers Corp. Holds Annual Meeting of Stockholders

   ROGERS, Conn.--(BUSINESS WIRE)--April 29, 2004--Rogers Corporation (NYSE:ROG) held its annual meeting of stockholders today in Hartford, CT.
   Stockholders voted to re-elect all of the nominees to the Board of Directors. They are Leonard M. Baker, Walter E. Boomer, Edward L. Diefenthal, Gregory B. Howey, Leonard R. Jaskol, Eileen S. Kraus, William E. Mitchell, Robert G. Paul, and Robert D. Wachob.
   Recent changes to the Board include the addition of Mr. Wachob, Rogers President and CEO, and the retirement of Harry H. Birkenruth who has served Rogers for over 44 years, including his roles as Director and President and CEO. He helped shape Rogers into the global company it is today.
   Mr. Wachob opened management's discussion with a presentation, covering Rogers' sales history and outlining key strategic elements that will drive Rogers' future success. Strategies include focusing on core segments of printed circuit materials and high performance foams, primarily within the global communications and computer markets; continuing funding of research and development for new products; and utilizing Six Sigma among other tools for rapid and continuous improvement in all areas.
   He stated, "Our foundation is our technology and we have a superb R&D team, who continue to bring new products to market that fuel our growth. In 2003, over 43% of our sales were from products introduced to the market within the last five years."
   Mr. Wachob also remarked on the strong performance of Rogers' stock price during 2003, noting how it has significantly outperformed the indices.

   Safe Harbor Statement

   Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    --30--

    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com
             http://www.rogerscorporation.com